Exhibit 23.1

50 West San Fernando St., Suite 200 San Jose, California 95113 Telephone: 408-278-0220 Fax: 408-278-0230

Consent of Independent Registered Public Accounting Firm
RAE Systems Inc.
San Jose, California
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-113437 and 333-109840) and Form S-8 (Nos. 333-105368, 333-88684, 333-85720, 333-32678 and 333-137748) of RAE Systems Inc. of our reports dated March 16, 2007, relating to the consolidated financial statements of RAE Systems Inc. and the effectiveness of RAE Systems Inc.’s internal control over financial reporting, which appear in the Annual Report on Form 10-K filed by RAE Systems Inc. with the Securities and Exchange Commission on March 16, 2007.
/s/ BDO Seidman, LLP
San Jose, California
March 16, 2007